Exhibit 99.02

SoftNet Technology Signs Numerous Multifaceted Business Deals With Several Major
U.S. National And International Companies

CRANFORD, N.J., August 7, 2006 -- SoftNet Technology Corp. (OTCBB Symbol: STTC) (German WKN#: A0B7RZ) is pleased to announce that they have entered into several Multifunctional Information Technology and Professional Services Contracts.  These Business arrangements range from several months to more than one year in contract duration.

SoftNet recently entered into a new relationship with Verizon that expands STTC’s business operations in current locations and new territories including New Jersey, District of Columbia, Texas, Pennsylvania, and New York.  The work will primarily consist of IT Consulting Services and Regulatory Compliance.  SoftNet also recently entered into a contractual relationship with Transamerica initially in the territories of Arkansas, Texas and Kansas City for IT professional services.  EMC Storage also engaged the services of SoftNet in several areas of the United States.  Some of these new business arrangements are expected to be expanded upon well into the future.

Lastly, SoftNet expanded on its relationship with Network Appliance in parts of the U.S.A. and Canada.  While, no specific numbers are being released at this time, the collection of new business is expected to have a big impact on the overall company in the coming year and beyond. Several of the new contracts are an expansion of pre-existing relationships that have grown and broadened in capacity.

“I am very pleased at the velocity that SoftNet is advancing its business operations,” said Mr. James M. Farinella, CEO of SoftNet Technology. “To have an operational management team, that has been involved in a multi-billion dollar public corporation in the past, to be leading SoftNet into the future is just astonishing. The most exciting part is that we have really just been getting our organizational structure in place and are now turning our focus on accelerating the sales and growing SoftNet into a really special company.”

Please visit our website at www.softnettechnology.com for more information or for Investor Relations, please contact the company directly at 866-898-4842 (local 908-204-9911) James M. Farinella, CEO.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the company. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by SoftNet Technology Corp (STTC) may differ materially from these statements due to a number of factors. STTC assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.

SoftNet Technology Corp.
James M. Farinella, 866-898-4842 or 908-204-9911
www.softnettechnology.com